Camber Energy, Inc. 8-K

Exhibit 99.2

1415 Louisiana, Suite 3500 Houston, Texas 77002

Notice of Ratification

July 8, 2019

To the Stockholders of Record

of Camber Energy, Inc.

Re:	Ratification Pursuant to Nevada Revised Statues Section 78.0296

This Notice of Ratification (“Notice”) is being provided to the stockholders of record of Camber Energy, Inc. (the “Company”) as of July 2, 2019, pursuant to Nevada Revised Statutes (“NRS”) Section 78.0296.

Section 78.0296 of the NRS provides that, “except to the extent expressly prohibited in the articles of incorporation [of the Company], any corporate act [which definition includes (1) Any act or purported act of the board of directors; (2) Any act or purported act of the stockholders; or (3) Any other act or transaction taken or purportedly taken by or on behalf of the corporation, including, without limitation, any issuance or purported issuance of stock or other securities of the corporation] not in compliance, or purportedly not in compliance, with [Chapter 78 of the NRS] or the articles of incorporation or bylaws in effect at the time of such corporate act may be ratified or validated in accordance with [Section 78.0296 of the NRS].”

Section 78.0296 of the NRS further provides that “[a]ny ratification or validation of a corporate act pursuant to [Section 78.0296 of the NRS] must be approved by the board of directors and, as applicable, the stockholders . . .” and that “[n]otice of any ratification or validation of a corporate act pursuant to [Section 78.0296 of the NRS] must be given not later than 10 days after the approval of such ratification or validation . . . to each stockholder of record at the time of such ratification or validation, whether or not action by the stockholders is required for such ratification or validation.”

In connection with the Company’s recently announced acquisition of Lineal Star Holdings, LLC (“Lineal”), it came to the attention of the Company’s Board of Directors that the Company’s corporate record book was missing minutes relating to the issuance of certain prior shares of common stock and preferred stock, which issuances have occurred over the past several years, going back to the incorporation date of the Company. As a result, and as a required condition to closing the acquisition of Lineal, the Board of Directors, on July 2, 2019, approved, confirmed and ratified the validly issued and fully paid and nonassessable status of all (a) 48,813,1991 shares of common stock; and (b) 2,305 shares of Series C Redeemable Convertible Preferred Stock, issued and outstanding as of July 2, 2019, pursuant to NRS 78.0296 (the “Ratification”). The Ratification did not require the approval of the stockholders of the Company.

This Notice serves as the required notice to the record stockholders of the Ratification pursuant to NRS 78.0296.

Should you have any questions regarding the ratified issuances, please feel free to contact us.

Sincerely,

/s/ Louis G. Schott
Louis G. Schott
Interim Chief Executive Officer

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1 Represents shares of common stock issued and outstanding prior to the Company’s 1-for-25 reverse split of its outstanding common stock effective on July 8, 2019.